PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           (973) 748-3600
American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market "ABNJ"                 For Immediate Release
                                            ---------------------
                                            July 25, 2008

                 AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
                           THIRD QUARTER 2008 EARNINGS

Bloomfield, New Jersey - July 25, 2008 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American" or the "Company"), the holding company for American Bank of New Jersey (the "Bank"), announced today net income of $431,000 for the quarter ended June 30, 2008. By comparison, net income for the quarter ended June 30, 2007 was $150,000. Basic and diluted earnings per share for the quarter ended June 30, 2008 were $0.04 and $0.04, respectively. By comparison, for the quarter ended June 30, 2007, basic and diluted earnings per share were $0.01 and $0.01, respectively.

The Company's earnings for the nine months ended June 30, 2008 were $512,000 in comparison to $628,000 for the nine months ended June 30, 2007. Basic and diluted earnings per share for the nine months ended June 30, 2008 were $0.05 and $0.05, respectively. By comparison, for the nine months ended June 30, 2007, basic and diluted earnings per share were $0.05 and $0.05, respectively.

For the nine months ended June 30, 2008, loans receivable, net increased $33.3 million or 7.6% to $471.2 million from $437.9 million at September 30, 2007. The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $32.5 million. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $1.8 million and net increases in consumer loans of $247,000. Offsetting the growth in these categories was a $799,000 decrease in the balance of 1-4 family first mortgages and a net increase to the allowance for loan losses totaling $397,000.

For that same period, the balance of the Company's investment securities increased by $27.2 million. This net growth in securities was largely attributable to a wholesale growth transaction in March 2008 through which the Company purchased approximately $50.0 million of mortgage-related investment securities funded by an equivalent amount of borrowings from the FHLB and through reverse repurchase agreements. The net interest income resulting from this transaction is intended to augment the Company's earnings as it continues to incur the near term costs associated with executing its business plan. The growth in securities associated with this transaction was partially offset by the continued reinvestment of a significant portion of the funds received from maturing debentures and other mortgage-related security repayments into the loan portfolio. The Company's balance of cash and cash equivalents decreased by $4.8 million which also provided a portion of the funding for the Company's reported net loan growth and continued share repurchases during the current nine month period.

The balance of deposits increased $22.2 million for the nine months ended June 30, 2008. This net growth reflected increases in certificates of deposit and noninterest bearing checking accounts of $36.6 million and $64,000, respectively. This growth was offset by reductions in interest bearing checking and savings accounts of $13.7 million and $819,000, respectively. For the same period, borrowings increased $44.0 million reflecting the additions to FHLB advances and reverse repurchase agreements associated with the $50.0 million wholesale growth transaction noted above offset by the net repayment of $6.0 million of maturing FHLB term advances. Additionally, the Company reported a net increase of $10.5 million in treasury stock attributable primarily to the Company's share repurchase programs. For the nine months ended June 30, 2008, the Company has repurchased a total of 1,002,070 shares at an average price of $10.44 per share.

The Company's yield on earning assets decreased 26 basis points to 5.43% for the quarter ended June 30, 2008 from 5.69% for the quarter ended June 30, 2007. This decrease reflected the impact of overall reductions in market interest rates on the yields of repricing assets which has more than offset the beneficial impact on earning asset yields resulting from the Company's growth in higher yielding commercial loans.

The decrease in the yield on earning assets between the comparative quarters was outpaced by a reduction in the Company's interest costs for the same periods. The Company's cost of interest-bearing liabilities decreased 86 basis points to 3.44% for the quarter ended June 30, 2008 from 4.30% for the quarter ended June 30, 2007. This decrease in interest cost was primarily attributable to two related factors. First, the Company continued to reduce the interest rates paid on deposits generated through the three full service branches opened during fiscal 2007 on which promotional interest rates had originally been paid. Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches. In total, the Company's net interest spread widened 59 basis points to 1.99% from 1.40% for those same comparative periods.

The factors noted in the quarterly discussion above have also effected the Company's comparative net interest spread for the nine months ended June 30, 2008 and 2007. For these comparative periods, the Company's net interest spread widened 28 basis points to 1.74% from 1.46%. The increase in net interest spread resulted primarily from a 27 basis point decrease in the Company's cost of interest-bearing liabilities to 3.88% from 4.15% while the Company's yield on earnings assets increased by 2 basis points to 5.63% from 5.61%.

The factors resulting in the widening of the Company's net interest spread also positively impacted the Company's net interest margin for both the three and nine month periods ended June 30, 2008. However, the impact of the Company's share repurchase plans on net interest margin for each period diminished the benefits of the widening net interest spread. For the comparative three and nine month periods ended June 30, 2008 and 2007, the average balance of treasury stock increased $16.9 million and $19.1 million, respectively, reflecting the Company's share repurchase activity. The foregone interest income on the earning assets used to fund those share repurchases significantly impacted the Company's net interest margin reported for the comparative three and nine month periods. For the three months ended June 30, 2008, the Company reported a 21 basis point increase in net interest margin to 2.53% from 2.32% for the same period in 2007. By contrast, for the nine months ended June 30, 2008, the Company reported a 3 basis point reduction in net interest margin to 2.41% from 2.44% for the same period in 2007.

The Company reported an increase in net interest income of $649,000 or 21.2% to $3.7 million for the quarter ended June 30, 2008 from $3.1 million for the quarter ended June 30, 2007. This increase was partially offset by a comparatively greater provision to the allowance for loan losses. For those same comparative periods, the Company's loan loss provision increased $44,000 to $121,000 from $77,000. The provision for loan losses for both comparative periods primarily resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank's loan loss methodology.

For the nine months ended June 30, 2008, the Company reported an increase in net interest income of $731,000 or 7.9% to $10.0 million from $9.3 million for the nine months ended June 30, 2007. This increase was partially offset by a comparatively greater provision for loan losses. For those same comparative periods, the Company's loan loss provision increased $111,000 to $431,000 from $320,000. The expense for the nine months ended June 30, 2008 reflected a provision of $34,000 attributable to one impaired construction loan, that portion of which was deemed uncollectible by management during its asset quality review conducted at March 31, 2008 and therefore charged off. The remaining balance of the impaired loan at June 30, 2008, after the charge off, was approximately $146,000. By contrast, the expense in the earlier comparative period reflected a reversal of an $86,000 impairment reserve that was no longer required. Excluding these adjustments, the provision for loan losses for both comparative periods primarily resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank's loan loss methodology.

For the three month period ended June 30, 2008, noninterest income increased $73,000 to $481,000 from $408,000 for the quarter ended June 30, 2007. The growth in noninterest income was largely attributable to increases in deposit service fees and charges. A portion of the increase was attributable to deposit service fees and charges at the Bank's de novo branches opened during fiscal 2007. However, the reported increase was also due to growth in deposit-related fees and charges within the Bank's other branches. Additionally, the Company reported increases in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. The Company also reported an increase in other noninterest income attributable primarily to growth in loan-related fees and charges including, but not limited to, increases in prepayment penalties and late charges. Offsetting a portion of these increases in noninterest income was the absence of loan sale gains that had been reported during the earlier comparative period when a portion of one-to four-family loans originated were sold into the secondary market - a strategy that was discontinued during fiscal 2008 in favor of adding all loans originated to the Company's portfolio.

For the nine months ended June 30, 2008, noninterest income increased $263,000 to $1.3 million from $1.1 million for the same period in 2007. The growth in noninterest income for the comparative nine month periods was largely attributable to the same factors as those impacting the comparative three month periods discussed above.

For the three months ended June 30, 2008, noninterest expense increased $214,000 to $3.4 million from $3.2 million for the three months ended June 30, 2007. This growth in noninterest expense was primarily attributable to increases in occupancy and equipment, data processing, legal, professional and consulting and other noninterest expenses. These increases in noninterest expense were partially offset by reductions in salaries and employee benefits and advertising expenses.

The reported increase of $224,000 in occupancy and equipment expense is attributable, in part, to the costs of the two additional branches opened in the latter half of fiscal 2007. However, the comparative increase also reflects the ongoing operating costs associated with the Bank's relocated Bloomfield branch which opened in April, 2008. Additionally, the increase includes the cost associated with outsourcing a significant portion of the Company's information technology infrastructure support services that had been provided by in-house resources during the earlier comparative period. The reported increase of $16,000 in data processing charges was also largely attributable to the associated costs of the two additional branches opened in the latter half of fiscal 2007 including both core processing and item processing expenses.

The reported increase in legal expense was primarily attributable to recently completed revisions to benefit plan agreements as required by newly-implemented Internal Revenue Service regulations while the increase in professional and consulting expenses resulted from additional costs associated with disaster recovery and physical security planning and review services utilized during the more recent comparative quarter.

Finally, the growth in other noninterest expense includes increases in FDIC insurance expense resulting from both growth in the balance of FDIC-insured deposits plus the expiration of FDIC insurance credits which had reduced the Bank's net cost of FDIC deposit insurance over several prior quarters. Increases in noninterest expense also included increases in corporate insurance and regulatory assessment expenses.

The reported net decrease in compensation expense reflects, in part, the absence in the current period of the changes in director retirement plan benefit accrual assumptions that had increased the related expenses during the earlier comparative period. The remaining portion of the decrease is largely attributable to accrued compensation expense reductions based on current year bonus projections.

Notwithstanding these factors, other increases in compensation expense attributable to the two additional branches opened in the latter half of fiscal 2007 have been largely offset by the Company's other compensation expense control efforts which have resulted in a nearly 10% reduction in the number of full time equivalent employees during fiscal 2008. Similarly, the absence of denovo branch grand opening costs resulted in the reduction in advertising costs reported for the more recent comparative quarter.

For the nine months ended June 30, 2008, noninterest expense increased $1.1 million to $10.3 million from $9.1 million for the same period in 2007. The growth in noninterest expense for the comparative nine month periods was generally attributable to the same factors as those impacting the comparative three month periods discussed above. Additionally, the reported increase in compensation expense for the nine month period included a charge resulting from the death of a director emeritus of the Company during the second fiscal quarter ended March 31, 2008. Under the terms of the Company's restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the former director through these plans was automatically accelerated. As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during that quarter.

The following tables present selected balance sheet data as of June 30, 2008 and September 30, 2007 and selected operating data for the three months and nine months ended June 30, 2008 and June 30, 2007.


                                                            FINANCIAL HIGHLIGHTS
                                                                (unaudited)
                                                                              At June 30,                     At September 30,
                                                                                  2008                              2007
                                                                                  ----                              ----
                                                                                          % Total                           % Total
                                                                          Balance          Assets           Balance          Assets
                                                                          -------         -------           -------         -------
      SELECTED FINANCIAL DATA
      (in thousands):
      Assets
      Cash and cash equivalents                                     $         32,643         5.18%    $         37,421        6.52%
      Securities available-for-sale                                           85,136        13.50               58,093       10.13
      Securities held-to-maturity                                              6,856         1.09                6,730        1.17
      Loans held for sale                                                          -            -                1,243        0.22
      Loans receivable, net                                                  471,220        74.70              437,883       76.32
      Premises and equipment                                                  12,038         1.91               10,856        1.89
      Federal Home Loan Bank stock                                             3,014         0.48                2,553        0.45
      Cash surrender value of life insurance                                  13,619         2.16               13,214        2.30
      Accrued interest receivable                                              2,365         0.37                2,212        0.39
      Other assets                                                             3,832         0.61                3,533        0.61
                                                                    ----------------      -------     ----------------     -------
      Total assets                                                  $        630,723       100.00%    $        573,738      100.00%
                                                                    ================      =======     ================     =======
      Liabilities and equity
      Deposits                                                      $        450,760        71.47%    $        428,600       74.70%
      Advances for taxes and insurance                                         2,925         0.46                2,702        0.47
      Borrowings                                                              81,564        12.93               37,612        6.56
      Other liabilities                                                        4,581         0.73                4,231        0.74
      Equity                                                                  90,893        14.41              100,593       17.53
                                                                    ----------------      -------     ----------------     -------
      Total liabilities and equity                                  $        630,723       100.00%    $        573,738      100.00%
                                                                    ================      =======     ================     =======

                                                                                          % Total                           % Total
      Loan Data                                                           Balance           Loans           Balance           Loans
                                                                          -------           -----           -------           -----
      1-4 family mortgage loans                                     $       262,648         55.74%    $        263,448       60.16%
      Home equity loans                                                      14,446          3.07               14,625        3.34
      Home equity lines of credit                                            21,795          4.63               19,829        4.53
      Multifamily mortgage loans                                             33,326          7.07               30,552        6.98
      Nonresidential mortgage loans                                          85,520         18.15               68,431       15.63
      Land and property acquisition loans                                     5,241          1.11                3,340        0.76
      Construction loans                                                      1,849          8.88               32,542        7.43
      Business loans                                                          8,458          1.79                7,029        1.61
      Consumer loans                                                            902          0.19                  655        0.15
      Allowance for loans losses                                             (2,965)        (0.63)              (2,568)      (0.59)
                                                                    ---------------       -------     ----------------     -------
      Loans receivable, net                                         $       471,220        100.00%    $        437,883      100.00%
                                                                    ===============       =======     ================     =======

                                                                                          % Total                           % Total
      Deposit Data                                                        Balance         Deposits          Balance         Deposits
                                                                          -------         --------          -------         --------
      Noninterest-bearing deposits                                           30,558          6.78%              30,494        7.11%
      Interest-bearing checking                                              98,128         21.77              111,795       26.08
      Savings                                                                91,959         20.40               92,778       21.65
      Certificates of deposit                                               230,115         51.05              193,533       45.16
                                                                    ---------------       -------     ----------------     -------
      Deposits                                                       $      450,760        100.00%    $        428,600      100.00%
                                                                    ===============       =======     ================     =======


                                                          FINANCIAL HIGHLIGHTS (continued)
                                                                    (unaudited)


                                                                                At June 30,                         At September 30,
                                                                                    2008                                  2007
                                                                                    ----                                  ----
      Capital Ratios
      Equity to total assets (%)                                                   14.41                                 17.53
      Outstanding shares (#)                                                     10,948,286                            11,946,190

      Asset Quality Ratios:
      Non-performing loans to total loans (%)                                       0.19                                  0.28
      Non-performing assets to total assets (%)                                     0.14                                  0.22
      Allowance for loan losses to non-performing
        loans (%)                                                                  332.16                                205.56
      Allowance for loan losses to total loans (%)                                  0.63                                  0.58



                                                                    For the nine months ended             For the three months ended
                                                                            June 30,                              June 30,
                                                                    2008               2007               2008               2007
                                                                    ----               ----               ----               ----
      SELECTED OPERATING DATA
      (in thousands):
      Total interest income                                $        23,387     $       21,375     $         7,963    $         7,508
      Total interest expense                                        13,366             12,085               4,250              4,444
                                                           ---------------     --------------     ---------------    ---------------
         Net interest income                                        10,021              9,290               3,713              3,064
      Provision for loan losses                                        431                320                 121                 77
                                                           ---------------     --------------     ---------------    ---------------
      Net interest income after provision for loan
        losses                                                       9,590              8,970               3,592              2,987
      Noninterest income                                             1,314              1,051                 481                408
      Noninterest expense                                           10,263              9,117               3,420              3,204
                                                           ---------------     --------------     ---------------    ---------------
      Income (loss) before income taxes                                641                904                 653                191
      Provision (benefit) for income taxes                             129                276                 222                 41
                                                           ---------------     --------------     ---------------    ---------------
         Net income (loss)                                 $           512     $          628     $           431    $           150
                                                           ===============     ==============     ===============    ===============

      Performance Ratios:
      Return on average assets                                       0.12%              0.16%               0.28%              0.11%
      Return on average equity                                       0.72               0.75                1.89               0.56
      Net interest rate spread                                       1.74               1.46                1.99               1.40
      Net interest margin                                            2.41               2.44                2.53               2.32
      Noninterest income to average total assets                     0.30               0.26                0.31               0.29
      Noninterest expense to average total assets                    2.32               2.27                2.20               2.30
      Efficiency Ratio                                              90.55              88.16               81.52              92.29

      PER SHARE DATA:
         Earnings per share
            Basic                                                    0.05               0.05                0.04               0.01
            Diluted                                                  0.05               0.05                0.04               0.01


The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.